Exhibit (e)(14)

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (“Agreement”) is made as of the 19th day of August, 2010, by and between John Bronstrup, an individual residing in Ohio (the “Employee”), and HAWK CORPORATION, a Delaware corporation whose principal address is 200 Public Square, Suite 1500, Cleveland, Ohio 44114 (“Hawk”).

R E C I T A L S :

A.            The Employee is an employee of Hawk or one of its subsidiary companies.  Hawk and each of its subsidiary companies are referred to collectively in this Agreement as the “Corporation.”

B.            The Board of Directors of Hawk has determined that that it is in the best interest of the Corporation and its stockholders that, in the event of a prospective Change in Control, the Employee be reasonably secure in his employment and position with the Corporation, so that the Employee can exercise independent judgment as to the best interest of the Corporation and its stockholders, without distraction by any personal uncertainties or risks regarding the Employee’s continued employment with the Corporation created by the possibility of such a Change in Control.

C.            Therefore, Hawk and the Employee now desire to enter into this Agreement to assure severance benefits to the Employee in the event of a termination of his employment upon or after a Change in Control.

ACCORDINGLY, in consideration of the premises and the agreements hereinafter set forth, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1          The definitions of certain words and phrases which are capitalized in this Agreement are set forth in Exhibit A.

ARTICLE II

TERM OF AGREEMENT

2.1          The term of this Agreement (the “Term”) shall begin on the Commencement Date and end on December 31, 2011.  Notwithstanding the foregoing, if a Change in Control shall occur during the Term, then this Agreement shall terminate three (3) years after the date on which the Change in Control is completed.

2.2          Notwithstanding Section 2.1, the Term shall end upon any termination of the Employee’s employment that is other than a Qualifying Termination.

ARTICLE III

COMPENSATION UPON A QUALIFYING TERMINATION

IN CONNECTION WITH A CHANGE IN CONTROL

3.1          (a)           In the event of a Qualifying Termination, the Corporation shall make a lump sum cash payment to the Employee in an amount equal $165,000.68 (the “Change in Control Payment”) within sixty (60) days after the expiration of the Revocation Period (as defined in the Release).  In addition, in the event that Employee elects to extend the medical and dental benefit in which he/she is enrolled as of the date of a Qualifying Termination by making a timely election of continuation coverage under COBRA, the Corporation shall also pay 100% of Employee’s COBRA premiums for a total of twelve (12) months following the month in which the Qualifying Termination occurs.

(b)           Except as otherwise provided in Sections 3.2 and 3.3, upon a Qualifying Termination, the Employee shall be under no further obligation to perform services for the Corporation.

3.2          Notwithstanding the provisions of Section 3.1, the Corporation’s obligation to pay the Change in Control Payment shall be conditioned upon the Employee executing and delivering to Hawk, at the time the Employee’s employment is terminated, the Release.  Within ten (10) days after delivery of an executed copy of the Release by the Employee, Hawk shall execute and deliver a copy of the Release to the Employee.  The Release shall not become effective unless and until it has been executed and delivered by each of the Employee and Hawk.

3.3          Notwithstanding the provisions of Section 3.1:

(a)           In the event it shall be determined that any compensation by the Corporation to the Employee or for the Employee’s benefit, whether pursuant to the terms of this Agreement or otherwise, (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) would be subject to the Excise Tax, then the Employee’s benefits under this Agreement shall be either (x) delivered in full or (y) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Employee on an after-tax basis of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

(b)           Unless the Corporation and the Employee otherwise agree in writing, any determination required under this Section 3.3 shall be made in writing by the Accountants, whose determination shall be conclusive and binding upon the Employee and the Corporation for all purposes.  For purposes of making the calculations required by this Section 3.3, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Corporation and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 3.3.  The Corporation shall bear all costs the Accountants may incur in connection with any calculations contemplated by this Section 3.3.

(c)           The parties’ intent in entering into this Agreement is that none of the payment arrangements hereunder constitute a “deferral of compensation” under Section 409A, and this Agreement shall be interpreted in a manner consistent with that intent.  The parties acknowledge that uncertainty exists with respect to certain interpretive issues under Section 409A.  Accordingly, notwithstanding any provision of this Agreement to the contrary, the parties agree that, to the extent the Corporation in good faith determines both that any payment provided for hereunder constitutes a “deferral of compensation” under Section 409A and that the Employee is as of the relevant date a “key employee” as defined in Section 409A(a)(2)(B)(i), then no amounts shall be payable to the Employee hereunder prior to the earlier of (i) the date of the Employee’s death following a Qualifying Termination, or (ii) the date that is six (6) months following the date of the Employee’s “separation from service” from the Corporation (within the meaning of Section 409A).  The parties shall cooperate to make such amendments to the terms of this Agreement as may be necessary to avoid the imposition of penalties and additional taxes under Section 409A; provided that no such amendment shall materially increase the cost to, or impose any additional liability on, the Corporation with respect to any benefits described or provided herein.

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(d)           The Corporation shall withhold from any payments or benefits under this Agreement (whether or not otherwise acknowledged under this Agreement) all federal, state, local or other taxes that it is legally required to withhold.

(e)           Except as specifically provided herein, the Employee alone shall be liable for the payment of any and all tax cost, incremental or otherwise, incurred by the Employee in connection with the provision of any benefits described in this Agreement.  No provision of this Agreement shall be interpreted to provide for the gross-up or other mitigation of any amount payable or benefit provided to the Employee under terms of this Agreement as a result of such taxes.

3.4          The Corporation acknowledges that it will be difficult, and may be impossible, for the Employee to find reasonably comparable employment following a Qualifying Termination.  Accordingly, the parties hereto expressly agree that payments to the Employee in accordance with the terms of this Agreement will be liquidated damages, and that the Employee will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Employee hereunder or otherwise.

ARTICLE IV

SUCCESSOR TO CORPORATION

4.1           This Agreement shall bind any successor of the Corporation, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise) in the same manner and to the same extent that Hawk would be obligated under this Agreement if no succession had taken place.

4.2           In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Corporation shall require such successor expressly and unconditionally to assume and agree to perform Hawk’s obligations under this Agreement, in the same manner and to the same extent that Hawk would be required to perform if no such succession had taken place.  The term “Corporation,” as used in this Agreement, shall mean the Corporation as hereinbefore defined and any such successor assignee to its business or assets which by reason hereof becomes bound by this Agreement.

ARTICLE V

MISCELLANEOUS

5.1          Any notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or when mailed, by certified or registered mail, return receipt requested, postage prepaid, to the parties hereto at the address set forth in the preamble of this Agreement, or to such other address as a party shall furnish to the other by notice given in accordance with this Section.

5.2          No provision of this Agreement may be modified, waived or discharged except in writing specifically referring to such provision and signed by the party against whom enforcement of such modification, waiver or discharge is sought.  No waiver by either party of the breach of any condition or provision of this Agreement shall be deemed a waiver of any other condition or provision at the same or any other time.

5.3          This Agreement and all rights hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Ohio applicable to contracts made and to be performed entirely within that State.  The parties intend to and hereby do confer exclusive jurisdiction

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upon the courts of any jurisdiction located within Cuyahoga County, Ohio to determine any dispute arising out of or related to this Agreement, including the enforcement and the breach hereof.

5.4          The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

5.5          All remedies specified herein or otherwise available shall be cumulative and in addition to any and every other remedy provided hereunder or now or hereafter available.

5.6          The captions in this Agreement are included for convenience only and shall not in any way effect the interpretation or construction of any provision hereof.

5.7          In this Agreement, unless the context otherwise requires, words in the singular or in the plural shall each include the singular and the plural, and words of the masculine gender shall include the feminine and the neuter, and, when the sense so indicates, words of the neuter gender may refer to any gender.

5.8          This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto.  Nothing in this Agreement is intended, and it shall not be construed, to give any Person other than the parties hereto any right, remedy or claim under or in respect of this Agreement or any provisions hereof.

5.9          This Agreement embodies the entire agreement and understanding between Hawk and the Employee with respect to the subject matter hereof, and supersedes all prior agreements and understandings, oral or written, relating to the subject matter hereof.  It does not supersede any existing non-disclosure, non-competition or similar agreements between the Employee and the Corporation, which agreements remain in full force and effect in accordance with their respective terms.

5.10        This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

5.11        THIS AGREEMENT DOES NOT CONSTITUTE AN EMPLOYMENT CONTRACT OR IMPOSE ON THE EXECUTIVE OR THE CORPORATION ANY OBLIGATION TO RETAIN THE EXECUTIVE AS AN EMPLOYEE OR TO CHANGE THE STATUS OF THE EXECUTIVE’S EMPLOYMENT.  NOTHING IN THIS AGREEMENT SHALL CONFER UPON THE EXECUTIVE ANY RIGHT OR ENTITLEMENT WITH RESPECT TO CONTINUATION OF EMPLOYMENT BY THE CORPORATION OR INTERFERE IN ANY WAY WITH THE RIGHT OR POWER OF THE CORPORATION TO TERMINATE THE EXECUTIVE’S EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE.

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IN WITNESS WHEREOF, the Employee has executed this Agreement, and Hawk has caused this Change in Control Agreement to be duly executed on its behalf, as of the date first written above.

HAWK CORPORATION

By:	/s/ Kevin M. Doherty
Its:	Vice President of Human Resources

EMPLOYEE:

/s/ John Bronstrup

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EXHIBIT A

DEFINITIONS

The words and phrases listed in Exhibit A hereto shall be defined in the manner set forth in Exhibit A unless the context clearly indicates otherwise:

(a)           “Accountants” means Hawk’s independent public accountants.

(b)           “Acquiring Person” means any Person who or that, together with all Affiliates and Associates, has acquired or obtained the right to acquire the beneficial ownership of fifty percent (50%) or more of the Shares then outstanding; provided that none of the following shall be deemed an Acquiring Person for purposes of this Agreement: (i) the Corporation; or (ii) any Person that is the holder of any Series D Preferred Shares of Hawk as of the Commencement Date, and the Affiliates, successors, executors, legal representatives, heirs and legal assigns of such Person.

(c)           “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act.

(d)           “Associate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act.

(e)           “Board” means the Board of Directors of Hawk.

(f)            “Cause” means any of the following:  (i) the Employee’s conviction by a court of competent jurisdiction as to which no further appeal can be taken of a crime involving moral turpitude or a felony, or entering a plea of nolo contendere to such a crime; (ii) the commission by the Employee of a material and demonstrable act of fraud upon, or a material and demonstrable misappropriation of funds or property of, the Corporation; (iii) any act or omission by the Employee that directly results in material injury to the business or reputation of the Corporation; (iv) the material breach by Employee of any provision of this Agreement or any written employment agreement between the Employee and the Corporation; or (v) the willful, material and repeated nonperformance of the Employee’s duties to the Corporation other than by reason of the Employee’s illness or incapacity; provided that:

(1)           with respect to clauses (iii), (iv) and (v) of this Section (f), the Corporation shall provide the Employee with notice of such act, material breach or nonperformance (which notice shall specifically identify the manner and set forth specific facts, circumstances and examples which the Corporation believes relate to such conduct);

(2)           for purposes of clause (v) of this Section (f), no act or failure to act on the Employee’s part shall be deemed “willful” unless it is done or omitted by the Employee without his reasonable belief that such action or omission was in the best interest of the Corporation (assuming disclosure of the pertinent facts, any action or omission by the Employee after consultation with, and in accordance with the advice of, legal counsel reasonably acceptable to the Corporation shall be deemed to have been taken in good faith and to not be willful for purposes of this Agreement); and

(3)           any act, or failure to act, by the Employee based upon authority given pursuant to a resolution duly adopted by the Board, or upon the instructions of a more senior officer of the Corporation, or based upon the advice of counsel for the Corporation, shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Corporation.

(g)           A “Change in Control” shall be deemed to have occurred if and as of such date that any Acquiring Person, alone or together with its Affiliates and Associates, has acquired or obtained the right to acquire the beneficial ownership of fifty percent (50%) or more of the Shares then outstanding.

(h)           “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations.  References herein to any Section of the Code or Treasury Regulation shall include any successor provisions of the Code or Treasury Regulations.

(i)            “Commencement Date” means the date on which this Agreement has been executed by both Hawk and the Employee, which shall be the beginning date of the term of this Agreement.

(j)            “Disability” means that, as a result of a physical or mental condition, the Employee is unable to perform the essential functions of his job, with or without a reasonable accommodation, at the same level of performance as he engaged in prior to the onset of such condition, and that such situation is likely to continue for a substantial period of time.  For purposes hereof, the Employee shall suffer a Disability if the Board determines in good faith that the Employee:  (i) has been declared legally incompetent by a final court decree; (ii) has received disability insurance benefits, from any disability income insurance policy maintained by the Corporation, for a period of three (3) consecutive months; or (iii) has suffered a physical or mental disability within the meaning of §22(e)(3) of the Code, as determined by a medical doctor satisfactory to the Board.

(k)           “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.  References herein to any Section of the Exchange Act shall include any successor provisions of the Exchange Act.

(l)            “Excise Tax” means the excise tax imposed by Section 4999 of the Code.

(m)          “Good Reason” means the occurrence of any one or more of the following events (within the period beginning six (6) months prior to a Change in Control and ending at the end of the twenty-fourth (24th) month immediately following the month in which the Change in Control occurred) without the Employee’s specific written consent, except as a result of actions taken in connection with termination of the Employee’s employment for death, Disability or Cause:

(i)            a material adverse change in the Employee’s duties, position or responsibilities as an executive of the Corporation as in effect immediately prior to the Change in Control (including but not limited to the Employee’s status, office, title or scope of responsibility); provided that a reduction in duties, position or responsibilities solely by virtue of the Corporation being acquired and made part of a larger entity (as, for example, if the Chief Financial Officer of the Corporation remains as such following a Change of Control but is not made the Chief Financial Officer of the larger acquiring entity) shall not constitute Good Reason; and further provided that the Employee shall have given the Corporation written notice of the alleged adverse change and the Corporation shall have failed to cure such change within thirty (30) days after its receipt of such notice;

(ii)           a failure of the Corporation to pay or provide the Employee in a timely fashion the salary or benefits to which the Employee is entitled (whether under any written employment agreement between the Corporation and the Employee in effect on the date of the Change in Control or under any Welfare Benefit Plans in which the Employee was participating at the time of the Change in Control); provided that such failure was other than an isolated, insubstantial and inadvertent action not taken in bad faith and is remedied by the Corporation within fifteen (15) days following receipt of written notice thereof from the Employee;

(iii)          a reduction of the Employee’s base salary as in effect on the date of the Change in Control;

(iv)          the taking of any action by the Corporation (including but not limited to the elimination of a Plan without providing substitutes therefor, the reduction of the Employee’s awards thereunder or failure to continue the Employee’s participation therein) that would materially diminish the aggregate projected value of the Employee’s awards or benefits under, or fail to provide awards or benefits substantially comparable to, the Welfare Benefit Plans of the Corporation in which the Employee was participating at the time of the Change in Control; provided that the diminishment of such awards or benefits as apply to other groups of employees of the Corporation in addition to executives covered by this or a similar agreement shall not constitute Good Reason;

(v)           the relocation of the principal office at which the Employee performs services on behalf of the Corporation to a location more than fifty (50) miles from its location immediately prior to the Change in Control, except for required business travel to an extent substantially consistent with the Employee’s travel obligations immediately prior to the Change in Control; or

(vi)          a failure by the Corporation to obtain from any successor the assent to this Agreement described in Article IV within thirty (30) days after the occurrence of a Change in Control.

Any circumstance described in this Section (m) shall constitute Good Reason even if such circumstance would not constitute a breach by the Corporation of the terms of any written employment agreement between the Corporation and the Employee in effect on the date of the Change in Control.  The Employee shall be deemed to have terminated his employment for Good Reason upon the effective date stated in a written notice of such termination given by the Employee to Hawk (which notice shall not be given, in the circumstances described in clause (i) of this Section (m) before the end of the thirty (30) day period described therein, or in the circumstances described in clause (ii) of this Section (m) before the end of the fifteen (15) day period described therein), setting forth in reasonable detail the facts and circumstances claimed to provide the basis for termination; provided that the effective date may not precede, nor be more than sixty (60) days after, the date such notice is given.  The Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder.

(n)           “Person” means any individual, firm, corporation, partnership, limited liability company, trust or other entity, including any successor (by merger or otherwise) of such entity.

(o)           “Plan” means any bonus, incentive compensation, savings, retirement, stock option, stock appreciation, stock ownership or purchase, pension, deferred compensation or Welfare Benefits plan, policy, practice, program or arrangement of (including any separate contract or agreement with) the Corporation for its U.S. employees, but does not include any employment agreement between the Employee and the Corporation.

(p)           “Qualifying Termination” shall mean a termination of the Employee’s employment following a Change in Control, during the term of this Agreement, for any reason (including the Employee’s death and the Employee’s Disability); provided, however that a termination of the Employee’s employment (i) by the Corporation for Cause; or (ii) by the Employee without Good Reason, shall not be a Qualifying Termination.  In addition, a Qualifying Termination shall be deemed to have occurred if, prior to a Change in Control, the Employee’s employment is terminated during the term of this Agreement (A) by the Corporation without Cause or (B) by the Employee based on events or circumstances that would constitute Good Reason if a Change in Control had occurred, in either case, (x) at the request of a Person that has entered into an agreement with the Corporation, the consummation of which would constitute a Change in Control, or (y) otherwise in connection with, as a result of or in anticipation of a Change in Control.  The mere act of approving a Change in Control agreement shall not in and of itself be deemed to constitute an event or circumstance in anticipation of a Change in Control for purposes of this Section (p).

(q)           “Release” means a general waiver and release in substantially the form attached hereto as Exhibit B.

(r)            “Section 409A” means Section 409A of the Code.

(s)           “Shares” shall mean the shares of Class A Common Stock, $0.01 par value, of Hawk, any securities issued in exchange for or replacement of the shares of Class A Common Stock outstanding from time to time, and such other securities of Hawk as a majority of the Continuing Directors may from time to time determine.

(t)            “Treasury Regulations” means the U.S. Department of the Treasury Regulations promulgated or proposed under the Code.

(u)           “Welfare Benefits” means medical, prescription, dental, disability, group life and accidental death insurance (whether funded by insurance policy or self-insured by the Corporation) provided or arranged by the Corporation to be provided to its U.S. employees or former U.S. employees.

(v)           “Welfare Benefit Plan” means any Plan that provides any Welfare Benefits.

EXHIBIT B

FORM OF THE RELEASE

GENERAL WAIVER AND RELEASE OF CLAIMS

THIS GENERAL WAIVER AND RELEASE OF CLAIMS (“Release”) is made by and between HAWK CORPORATION, a Delaware corporation (“Hawk” and, together with its direct and indirect subsidiaries, the “Corporation”), and the undersigned employee of the Corporation (the “Employee”).

R E C I T A L S :

A.            The Employee has been employed by the Corporation and, in connection therewith, the Employee and Hawk have previously entered into a Change in Control Agreement (the “CIC Agreement”).

B.            This Release is being entered into pursuant to Section 3.2(a) of the CIC Agreement and in connection with the termination of the Employee’s employment by the Corporation, and in consideration for the payment by the Corporation of certain severance benefits as more fully described in the CIC Agreement.

ACCORDINGLY, in consideration of the foregoing premises and the agreements hereinafter set forth, the parties agree as follows:

1.             Confirmation of Termination.  The Employee hereby confirms the termination of his employment with the Corporation effective as of                                         ,            (the “Termination Date”).

2.             Release of Claims.  For good and valuable consideration, including but not limited to the agreement to provide certain benefits pursuant to the CIC Agreement, the Employee does hereby fully, finally and forever release and discharge the Corporation, its predecessors, successors, subsidiaries, divisions, affiliates, representatives, officers, directors, members, managers, shareholders, agents, employees, attorneys and assigns, of and from all claims, demands, actions, causes of action, suits, damages, losses and expenses of any and every nature whatsoever, whether known or not known, from the beginning of time to the date of this Release, concerning the employment or termination of the Employee by the Corporation, and including any and all acts that have been or could have been alleged to have violated the Employee’s rights under federal, state or local law (including but not limited to the following: the Civil Rights Acts of 1866, 1871, 1964 and 1991; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act of 1990; the Americans with Disabilities Act of 1990; Chapter 4112 of the Ohio Revised Code; all Federal and State Family and Medical Leave Acts; the Employee Retirement Income Security Act (ERISA)), or any contract of employment, express or implied and any provision of any other law concerning the Employee’s employment or termination thereof, common or statutory, including but not limited to any law of the United States of America, the State of Ohio or any other state or government entity.  Notwithstanding the foregoing, excluded from this release are any claims or causes of action by or on behalf of the Employee for: (i) any payment that may be due or payable under the CIC Agreement; (ii)  the non-payment of any accrued and unpaid salary or benefits to which the Employee is entitled from the Corporation as of the effective date of the Qualifying Termination (as defined in the CIC Agreement); or (iii) a breach by the Corporation of this Release, the CIC Agreement or the provisions of any written employment agreement between the Corporation and the Employee that expressly survive the Termination Date.

IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE EMPLOYEE IS HEREBY ADVISED AS FOLLOWS:

(A)          THE EMPLOYEE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS DOCUMENT CONTAINING A RELEASE;

(B)          THE EMPLOYEE HAS UP TO TWENTY-ONE (21) DAYS FROM THE DATE ON WHICH HE RECEIVES THIS DOCUMENT TO CONSIDER WHETHER OR NOT HE WILL SIGN IT; AND

(C)          THE EMPLOYEE HAS SEVEN (7) DAYS AFTER SIGNING THIS DOCUMENT (THE “REVOCATION PERIOD”) TO REVOKE HIS SIGNATURE, AND THE RELEASE WILL NOT BECOME EFFECTIVE UNTIL THE REVOCATION PERIOD HAS EXPIRED.

IF THE EMPLOYEE CHOOSES TO REVOKE THIS RELEASE, HIS REVOCATION MUST BE IN A SIGNED WRITING AND MUST BE RECEIVED BY THE CHIEF EXECUTIVE OFFICER OF HAWK PRIOR TO THE EXPIRATION OF THE REVOCATION PERIOD.

THE EMPLOYEE ACKNOWLEDGES THAT CERTAIN OF THE PAYMENTS DESCRIBED IN THE CIC AGREEMENT ARE CONTINGENT UPON HIS SIGNING THIS RELEASE AND ARE PAYABLE ONLY IF THE REVOCATION PERIOD HAS EXPIRED WITHOUT REVOCATION OF THIS RELEASE.

Except for obligations of the Employee created by this Release, the CIC Agreement, the provisions of any written employment agreement between the Corporation and the Employee, the provisions of any written non-disclosure, non-competition or similar agreement between the Employee and the Corporation, and any other agreements between the Corporation and the Employee that expressly survive the Termination Date, which agreements remain in full force and effect in accordance with their respective terms, the Corporation does hereby fully, finally and forever release and discharge the Employee and his heirs, estate, beneficiaries, agents, employees, attorneys, successors and assigns, of and from all claims, demands, actions, causes of action, suits, damages, losses and expenses of any and every nature whatsoever, whether known or not known, from the beginning of time to the date of this Release, including but not limited to all claims arising from Employee’s position as an officer, director, manager or employee of the Corporation and the termination of that relationship.

3.             No Admission of Wrongdoing.  This Release shall not in any way be construed as an admission by either party of any acts of wrongdoing against the other party or any other person or that the party has any claim, whatsoever, against the other party (or, as to claims of the Employee, against any of the Corporation’s officers, directors, members, managers, employees, affiliates or agents).

4.             Cooperation.  The Employee agrees to fully cooperate, in good faith and to the best of his ability, with reasonable requests of the Corporation in connection with all pending, threatened or future claims, actions, litigations, arbitrations or inquiries by any state, federal, foreign or private person or entity, directly or indirectly arising from or relating to any transaction, event or activity he was involved in, participated in, or had knowledge of, in the course of his employment.  Such cooperation will be at mutually-agreeable times and the Corporation agrees to reimburse the Employee for the time (to the extent that such cooperation exceeds one hour in any given day) and expenses incurred in providing such cooperation including, in accordance with the Corporation’s practice, customary per-diem amounts incurred in providing testimony.  This Section 4 shall not apply if the claim, action, litigation or arbitration relates to a dispute or controversy between the Corporation and the Employee.

5.             Return of Property of Employer.  The Employee further agrees to return to the Corporation all tangible personal property which belongs to the Corporation which is in his possession or under his control, including without limitation any and all cellular telephones, personal computers, personal digital assistants, printers, facsimile machines, product samples, materials, literature, files and records, etc., and to do so within five (5) business days after the Termination Date.  The Employee represents and warrants that the property so returned is the only property belonging to the Corporation which is in his possession or under his control, and that he has not retained any property which belongs to the Corporation.

6.             Severability.  If any provision of this Release is declared or determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Release, the validity of the remaining parts, terms or provisions shall not be affected thereby.  Furthermore, the parties hereto agree that it is their intention that any unenforceable provision shall be reformed to make it enforceable in accordance with the interest of the parties hereto.

7.             Amendment and Waiver.  No provision of this Release may be modified, waived or discharged except in writing specifically referring to such provision and signed by the party against whom enforcement of such modification, waiver or discharge is sought.  No waiver by either party of the breach of any condition or provision of this Release shall be deemed a waiver of any other condition or provision at the same or any other time.

8.             Governing Law, Venue and Submission to Jurisdiction.  This Release and all rights hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Ohio applicable to contracts made and to be performed entirely within that State.  The parties intend to and hereby do confer exclusive jurisdiction upon the courts of any jurisdiction located within Cuyahoga County, Ohio to determine any dispute arising out of or related to this Release, including the enforcement and the breach hereof.

9.             Binding on Successors, Etc.  This Release shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto.  Nothing in this Release is intended, and it shall not be construed, to give any person or entity other than the parties hereto (other than the direct and indirect subsidiaries of Hawk) any right, remedy or claim under or in respect of this Release or any provisions hereof.

10.          Notices.  All notices, demands and other communications required or permitted to be given hereunder shall be subject to Section 5.1 of the CIC Agreement.

11.          Section Headings.  Section headings are for convenient reference only and shall not affect the meaning or have any bearing on the interpretation of any provision of this Release.

12.          Construction.  In this Release, unless the context otherwise requires, words in the singular or in the plural shall each include the singular and the plural, and words of the masculine gender shall include the feminine and the neuter, and, when the sense so indicates, words of the neuter gender may refer to any gender.

13.          Entire Agreement.  This Release embodies the entire agreement and understanding between Hawk and the Employee with respect to the subject matter hereof, and supersedes all prior agreements and understandings, oral or written, relating to the subject matter hereof.

14.          Counterparts.  This Release may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

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IN WITNESS WHEREOF, the Employee has executed this Release, and Hawk has caused this Release to be duly executed on its behalf, as of the Termination Date.

HAWK CORPORATION

By:
Its:

EMPLOYEE

Signature:
Printed name: